EXHIBIT 99.1

Hooker Furnishings Corporation

Q4 2023 Earnings Conference Call

April 19, 2023 9:00 AM ET

Company Participants

Jeremy R. Hoff - CEO

Paul A. Huckfeldt - SVP, Finance & Accounting and CFO

Conference Call Participants

Anthony Lebiedzinski - Sidoti

Budd Bugatch - Water Tower Research

Barry Haimes - Sage Asset Management

Operator

Good day and thank you for standing by. Welcome to the Hooker Furnishings Corporation's Fourth Quarter 2023 Earnings Webcast. At this time all participants are in a listen-only mode. After the speaker’s presentation there will be a question-and-answer session. [Operator Instructions]. Please be advised that today's conference is being recorded. I would now like to hand the conference over to your speaker today, Paul Huckfeldt, Chief Financial Officer. Please go ahead, sir.

Paul A. Huckfeldt

Thank you, Norma. Good morning and welcome to our quarterly conference call to review financial results for the fiscal 2023 fourth quarter and full year, both of which ended on January 29, 2023. Joining me this morning is Jeremy Hoff, our Chief Executive Officer. We appreciate your participation today.

During our call, we may make forward-looking statements, which are subject to risks and uncertainties. A discussion of factors that could cause our actual results to differ materially from management's expectations is contained in our press release and SEC filing announcing our fiscal 2023 results. Any forward-looking statement speaks only as of today, and we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after today's call.

Before we get started, I'd like to take a moment to discuss the reason we delayed our earnings release and call from last week. As you know, part of our decision to exit or restructure parts of the Home Meridian business involved a significant inventory write-down, so that we can liquidate that inventory in a reasonably timely manner, which would enable us to reduce overhead related to that inventory. Pricing has been somewhat better than initially indicated, and the liquidation progressed quickly. So the new information coming in throughout our year-end audit, it took us longer than expected to conclude on a final reserve requirement. We know the delay in an earnings announcement can create concerns. However, we felt that in the long run, it was more important to take the time necessary to be comfortable with the number. We certainly appreciate your patience.

On Friday, we reported consolidated net sales for the fiscal year of $583 million, a decrease of $10.5 million or 1.8% compared to the prior year. The sales dip was driven by a 22% sales decrease in the Home Meridian segment due to the absence of Clubs channel revenue, lower order rates, and delayed shipments from major retail customers with excess inventory as well as decreased sales in the e-commerce channel. These decreases were partially offset by a 47% sales increase in the Domestic Upholstery segment due to the addition of Sunset West results and double-digit sales growth at Bradington-Young, Sam Moore and Shenandoah for the second consecutive year.

Hooker Branded net sales were essentially flat, decreasing by $1 million or 0.5% as compared to the peak sales this segment achieved last year. The sales volume declined at the Home Meridian segment and a $24 million charge related to the exit of the ACH brand and repositioning of PRI, which we announced last month, drove a consolidated operating loss of $6 million and a consolidated net loss of $4.3 million or $0.37 per diluted share for the fiscal 2023 year, compared to operating income of $14.8 million and net income of $11.7 million in the prior year. The charge was initially expected to be $34 million, but estimates were refined during the company's year-end close and ultimately were considerably less than originally estimated. Without the ACH-related write-down, consolidated operating income would have been $18.5 million compared to the $14.8 million of the prior year.

For the fiscal 2023 fourth quarter, consolidated net sales decreased $3.5 million or 2.6%, due to a $16 million sales decrease in the Home Meridian segment, partially offset by a $6.5 million and $5.3 million sales increases in Hooker Branded and Domestic Upholstery segments, respectively. For the fiscal 2023 fourth quarter, we reported a net loss of $17.9 million or $1.60 per diluted share, which is attributed to the inventory write-down we recorded in the fourth quarter. Excluding that charge, operating income for the quarter would have been around $720,000 compared to a $5.3 million loss in the same quarter last year. Now I'll turn the call over to Jeremy to comment on our fiscal 2023 results.

Jeremy R. Hoff

Thank you, Paul and good morning, everyone. During this call, we'll share how we've adjusted our strategy to a changing home furnishings landscape as our economy and industry return to more normal conditions after the multiyear impacts of COVID-19 and global supply chain disruptions, we have many initiatives underway at every level of our company. During this year of transition, we made some difficult decisions in the Home Meridian segment for the long-term benefit of the company and its stakeholders. While painful in the short term, we made the decision to exit the low-margin, high-cost ACH brand rather than dragging out corrective actions for years. It is an intentional effort to resolve this more quickly and get HMI on the path to profitability sooner.

Also, as part of reorganizing the HMI segment, we are repositioning the PRI business unit as a direct container-only business model. Changing the PRI model minimizes both cash and inventory risk and eliminates unnecessary margin erosion from costs related to maintaining domestic inventory. We believe in our strategic direction and the potential for Home Meridian to recover from the challenges of the last few years and contribute to our profitability going forward. This transition will continue into fiscal 2024 as we move away from higher-risk businesses, lower our operating cost, and focus on our core strengths. We believe Hooker Furnishings enters the year well positioned to navigate a new landscape that's shifting from historically high demand to a reliance on market share gains.

Our marketing, merchandising, and operations initiatives are focused on broadening our share of the total addressable market, brand positioning, and visibility. One of the key initiatives to heighten our visibility and brand positioning debuts at the Spring High Point Market this week with our nearly 120,000 square foot new Hooker Legacy showroom in a prime location at the center of the market and encompassing the entire third floor of the Show Place building. Featuring abundant natural lighting, high ceilings, a modern presentation, and an outdoor patio, the showroom will help us attract new customers become a more important brand offering to all sales segments, and accelerate our multiple strategic growth initiatives through an engaging shopping experience.

Also at the High Point Market, we are launching a domestically produced upholstery and imported occasional furniture brand. The M brand produced by Sam Moore, Bradington-Young and Shenandoah in addition to imported Hooker Casegoods represents a significant opportunity by allowing us to address a casual, comfortable, modern lifestyle, a look distinct from anything we currently offer. Additionally, we are showing the first comprehensive display of the Sunset West outdoor furniture product line in the Southeast U.S. The prominent and comprehensive display of the Sunset West line and High Point, along with positioning line to have an East Coast shipping point, will help accelerate our distribution expansion of the California-based product line throughout the U.S. as the outdoor furniture market continues to have vibrant growth potential.

In order to leverage the brand equity of Hooker Furnishings and create a more seamless shopping experience for consumers and retailers, we have renamed Sam Moore, HF Custom. While the Sam Moore name will remain internally and at the Virginia factory and headquarters, this customer-facing change helps us elevate the perceived value of the upholstery line to the upper middle fashion perception of Hooker Furnishings. It also presents Hooker Furnishings as a single source for home furnishings under a United Hooker brand, cementing us as a whole home source for high-style, high-quality furnishings. And another encouraging development has been the reception to the much anticipated and delayed rollout of the Drew and Jonathan Home license collection at retail, which is exceeding expectations with sales and enthusiasm from consumers and retailers.

In February, Scott Brothers Global and National Retail Giant Rooms to Go, announced a multiyear partnership under which HMI will provide RTG with exclusive bedroom and dining room collections to round out their whole home offering. We're pleased to have achieved double-digit sales gains in Domestic Upholstery for the second consecutive year and to have a strong finish at Hooker Branded with a 15% sales increase in the fourth quarter. Adding to the positive momentum, H Contract and SLH, our contract and hospitality furnishings businesses, continue to recover from the pandemic’s negative impact on these categories in the past two years. Now I want to turn the discussion over to Paul, who will discuss highlights in each of our segments.

Paul A. Huckfeldt

Thanks, Jeremy. I'll begin with the Hooker Branded segment, where we were able to achieve a 15% fourth quarter sales increase after getting our inventory mix in balance so that we could ship our strong backlogs. Going forward, we're in a position to ship our backlogs and service higher demand that we expect from our growth plans.

For the fiscal year, the Hooker Branded segment's net sales decreased $1 million or 0.5% compared to peak sales in the prior year after the initial COVID crisis. This segment experienced abnormally low inventory levels in the early part of the fiscal year due to COVID-related temporary factory closures in Vietnam in late calendar 2021. In the third quarter, there was a temporary delay in shipments due to inventory mix issues. Those issues were resolved later in the year as inventory increased by about $35 million compared to the prior year-end and more than doubled as compared to pre-pandemic levels in fiscal 2020 and 2021.

Gross profit and margins decreased in the Hooker Branded segment compared to the prior year due to higher demurrage expenses and increased warehouse labor costs driven by the high inventory volumes as well as port and warehouse congestion in the U.S., as our Asian suppliers caught up on open orders and shipped heavily after the COVID shutdowns were lifted. Although there were fewer incoming orders compared to the demand surge in the prior year, a significant portion of the large backlog from the previous year was fulfilled, leading to solid shipments for the year. Our order backlog at year-end was 76% higher than pre-pandemic levels at the fiscal 2020 year-end.

Turning now to the Home Meridian segment, net sales at HMI decreased by $62 million or 22% compared to the prior year. Additionally, this segment recorded an operating loss of $37 million, driven by lower sales volume, the $24 million inventory valuation charge, and the lingering effects of high ocean freight costs. In the prior year, HMI lost about $21 million.

The ACH brand, which is focused on lower-priced items contributed about 13% of Home Meridian's overall revenue but accounted for over 50% of its operating loss, even before the decision to write down the inventory and exit the business. The unit's business model required significant investment in inventory and high handling costs to meet quick ship demands. Additionally, these lower-priced, lower-margin ACH inventories carried historically high freight costs from the prior year. Given the inventory levels, industry discounting, and low demand we determined that a profitable market for these products didn't exist and we were unwilling to continue to incur additional lease, warehouse labor, and other costs to store and sell aging inventory below cost into the future. As a result, we determined that the best course of action was to exit the brand.

As part of this restructuring, we plan to reduce the physical footprints of our Savannah, Georgia distribution center and High Point, North Carolina administrative offices over the course of the current fiscal year. This will reduce our lease, warehouse, and related expenses. By the end of the fiscal year, we expect to reduce the capital investment in HMI inventory by 60%, which will greatly improve our cash flow ROI, while lowering our overhead at HMI by over $12 million over the two-year period beginning in fiscal 2023. Over 30% of the net sales decrease was attributable to HMIdea, which focused on the Clubs channel and was exited at the end of fiscal 2022. We made the decision to exit HMIdea in the prior fiscal year due to the continued losses driven by low margins and excessive charge-backs. While this led to a decrease in revenue, the exit resulted in a significant improvement in returns and allowances.

Another factor contributing to the segment sales decrease was a decrease at PRI and SLS, which serve as major furniture chains and mass merchants. This segment experienced decreased incoming orders as retail customers focused on reducing their own excess inventories by delaying incoming shipments. On a more positive note, Samuel Lawrence Hospitality’s net sales increased by over 80% compared to the prior year as the hospitality and contract markets continued to recover, as Jeremy noted earlier. Going forward, we intend to focus working capital on the product lines that matter most to our partners. That means we'll focus entirely on our core businesses, Pulaski, Samuel Lawrence, PRI and SLH. We believe we have significant opportunity with these companies to create a sustainable profit center at HMI without unpredictable ups and downs that we've previously experienced. As mentioned earlier, we believe HMI will begin to turn profitable later this fiscal year.

In our Domestic Upholstery segment, we continued a positive trajectory for the second consecutive year with double-digit sales gains at Bradington-Young, Sam Moore and Shenandoah. Along with the addition of Sunset West results for the full year, performance at the Domestic Upholstery divisions propelled the segment to a nearly $50 million sales increase for the year. While more than doubling its California production and warehousing space and implementing a new ERP system, Sunset West exceeded our growth expectations in the first full year of ownership. We're excited to participate in the growing outdoor furniture space and believe Sunset West is in a strong position to gain significant market share.

Gross margin in the Domestic Upholstery segment was 20.8% compared to 19.5% in the prior year. Higher sales volume and operating at near full capacity significantly improved overhead absorption and direct labor efficiency. However, price inflation of raw materials and higher freight surcharges negatively impacted profitability in the year. Incoming orders in this segment decreased due to a slowdown in demand, some of which we attribute to extended delivery times that resulted from the high pandemic demand. Shortages and inconsistent deliveries of certain raw materials were also no longer a concern, which enabled us to fulfill orders and reduce the historically high order backlogs carried over from the prior year. At the end of fiscal 2023, the order backlog, excluding Sunset West, remained 57% higher than pre-pandemic levels at the fiscal 2020 year-end. Our delivery times for Domestic Upholstery continue to come down and are approaching normalized levels. As the year progresses, we expect delivery times will continue to improve.

Turning now to look at our cash, debt, and inventory position. Cash and cash equivalents stood at $19 million at the fiscal 2023 year-end, up $12.5 million from the end of Q3, but down $50 million from the fiscal 2022 year-end. We used a portion of the cash on hand and cash collected from accounts receivable to fund a $19 million increase in inventory, $13 million of share repurchases, $9.6 million in cash dividends, $5.4 million on our new cloud-based ERP system and $4.2 million in other capital expenditures. During fiscal 2023, we entered into a $25 million loan to replenish cash used to make the Sunset West acquisition. We also implemented a $20 million share repurchase authorization, of which about $3.5 million remains open as of today.

As we sell off inventories, that we wrote out earlier, we will maintain a much lower inventory position going forward, which will generate cash and reduce our working capital requirements in the future. At present, our cash is in the mid-$30 million range and we purchased an additional $3 million under our stock repurchase plan since the end of the year. Our capital allocation objectives for the current year include building a cash reserve and as appropriate, continuing the share repurchase program as a regular component of our financial strategy, paying down debt and continuing to pay our dividend, which at current share prices is yielding about 4.5%. Now I'll turn the discussion back to Jeremy for his outlook.

Jeremy R. Hoff

Thank you, Paul. Economic indicators remain mixed. We are encouraged by the stabilization of global supply chain dynamics, some moderation of inflation, and continuing strength in employment levels, but concerned about possible instability in global banking, interest rates, and the stock market. Other headwinds include retailers delaying shipments due to temporarily high inventory levels and the regulatory uncertainty with respect to anti-tipping standards on bedroom storage furniture, which we believe negatively impacted incoming order rates in the fiscal 2024 first quarter, especially from larger customers of our Home Meridian segment. Based on recent developments, it appears the tip-over issue is near resolution, and we do not expect it to have a long-term impact on demand or product cost.

As the industry returns to more typical demand and supply chain constraints continue to improve, previously astronomical ocean freight rates have declined and appear to have stabilized. We expect to begin realizing cost savings and improved margins as the year progresses as we sell through our existing higher cost inventory and replenish with goods carrying lower freight charges. With the opening of our new Hooker Legacy showroom and First Spring High Point market in the renovated HMI and portfolio showrooms, we expect an exciting well-attended furniture market next week. We believe our new High Point and Las Vegas showrooms and plans to show at the Atlanta market this summer are giving us the opportunity to give our brands -- get our brands in front of more customers and prospects in the next 12 months than at any time in our history. We also believe there is significant momentum at Home Meridian with meaningful new placements with major customers. We expect the product commitments made by customers will positively affect the current fiscal year helping put HMI on the path for solid and sustainable profitability. This ends the formal part of our discussion. And at this time, I will turn the call back over to our operator, Norma, for questions.

Question-and-Answer Session

Operator

Thank you. [Operator Instructions]. Our first question comes from the line of Anthony Lebiedzinski with Sidoti. Your line is now open.

Anthony Lebiedzinski

Thank you and good morning Jeremy and Paul. Thanks for taking the questions. First kind of big picture kind of question. So with the exit from ACH and RTA and the Club channel business, are you now pretty much done with exiting from the lower margin sales channels and product lines now?

Jeremy R. Hoff

Good morning Anthony, the answer is yes, we are. We feel like we now have this to a sustainable core of businesses that can reach that sustainable profitability as we've talked about.

Anthony Lebiedzinski

Got you, okay, thanks for that Jeremy. And then in terms of the anti-tipping legislation, I know that's still yet to be, I think, fully resolved. But any sort of guess as to how much impact that was for the quarter or first quarter so far?

Jeremy R. Hoff

I really can't give you a good even estimate on that. It's more of a when you're trying to figure out that type of issue, customers simply want to make sure, okay, are these products you're going to ship at this point going to be correct for what the new legislation says. And of course, the legislation has been up in the air because they're actually voting today, which we believe will be in the favor of going towards the Sturdy Act, which is favorable for our industry. But we'll know more later today, but I really don't have an estimate on that. And honestly, it's a very short-term hiccup, and it's not a delay that will have any long-term effect on us.

Anthony Lebiedzinski

Got you, okay, thanks for that. And then what is your confidence level as far as being able to maintain pricing for your products now that demand has softened and ocean freight costs have come down back to much more normal levels, how should we think about that?

Jeremy R. Hoff

I think it's -- there's actually three sides of the equation because we've got really -- if you think about three different models. So when you look at Hooker Branded model, right now, we have -- we still have warehouses full of products with those additional costs from the freight, and it will take us a while to feed through that. As we -- I would say, as we do sell through and actually realize the lower cost, we're always going to be looking at making sure we're selling our product at a compelling value at the right margin. So that's something we're going to have to keep evaluating. But we don't plan on losing ground in our overall margin, I can tell you that.

And also on the HMI side, really a lot of those additional costs were more on the direct side of the business, which mostly was the contract on the customer side. So that actually just goes down naturally as the container freight has changed for those direct customers. So that's really the HMI story mostly. And then on the Domestic Upholstery, we really haven't seen a lot of decreases in a lot of the components and a lot of the different raw materials. Costs have kind of stayed higher. Now they've stabilized. We're not getting those cost increases on it. It seemed like it was a daily basis. But -- so I don't anticipate much change in the Domestic Upholstery from a pricing standpoint.

Anthony Lebiedzinski

Got it, okay, thanks for that. A couple of more questions, if I can. Speaking of HMI, so when you look at how the business has changed over the last few years now, -- so if I look at their backlog -- so your consolidated backlog was lower at the end of the most recent fiscal year versus when I look at the fiscal year that ended January of 2020, so right before the pandemic. So on a consolidated basis, the backlog is down, but then looking at the components of that backlog, the only really one that's down is HMI, the other three segments are up. So I guess from an apples-to-apples basis, if you -- so now obviously, you don't have the Club business, you don't have Accentrics Home and so on. So I guess, on an apples-to-apples basis, if you look at current HMI, the way it's operating now versus, I guess, the pre-pandemic HMI, if you were to like adjust for those businesses that should no longer end, would you say that your backlog is comparable just on the HMI side?

Jeremy R. Hoff

I would say that it's a little down from pre-pandemic, but not alarmingly so. And we feel pretty good about that changing for us in a good way, relatively quick because of the different placements and things going on that we have going on at HMI. So I think it would be fair to say a little down from pre-pandemic on the core businesses that are left.

Paul A. Huckfeldt

Yes, the Clubs business tended to inflate backlogs because of the long order cycle.

Jeremy R. Hoff

Yes, you could -- I mean the backlog just for Clubs could be $50 million to $75 million. Yes, exactly.

Paul A. Huckfeldt

Right. But otherwise, I agree that I think it's down a little bit from adjusted. I think it's...

Jeremy R. Hoff

Does that help, Anthony.

Anthony Lebiedzinski

Yes, absolutely. And then I guess the last question for me before I turn it over to someone else here, so for Sunset West, it looks like there was a little bit of a hiccup there with the ERP system implementation. You guys have a guess as to how much that was as far as revenue impact and it sounds like -- I think that issue is resolved by now, but just wanted to get a better understanding of that.

Jeremy R. Hoff

Yes, so we believe the impact was roughly $3 million in revenue to Sunset to get through the ERP. And they also had a move into another building right before that. So we disrupted that business pretty significantly with the -- trying to get them really well positioned and -- the good news is we feel like they are well positioned at this point to take advantage of the new showroom we're opening this market and the Savannah shipping point that we now have officially started shipping Sunset West out of. So we've got a lot going on that we believe is going to really ramp that business up in a positive way.

Anthony Lebiedzinski

Alright. Well, sounds good. We are looking forward to seeing the new showroom.

Jeremy R. Hoff

Yes. Yes, we're looking forward to seeing you there.

Anthony Lebiedzinski

Alright, thank you.

Jeremy R. Hoff

Yeah, thank you Anthony.

Operator

Our next question comes from the line of with Budd Bugatch with Water Tower Research. Your line is now open.

Budd Bugatch

Good morning Paul, good morning Jeremy. Thank you for taking my questions. Just if I look at the inventory of the $96 million at the end of the year, how much of that is the discontinued inventory, is that still in the -- that number?

Paul A. Huckfeldt

It's in, but it's a net. So I would say the impact is probably $5 million or $6 million net because the reserve...

Jeremy R. Hoff

I was going to say $6 million.

Paul A. Huckfeldt

Yes, because the reserve is in there, too.

Budd Bugatch

Okay. So it would be -- so on an apples-to-apples basis without that, it would be about a $90 million inventory?

Paul A. Huckfeldt

Yes.

Budd Bugatch

Okay. And in that inventory, how much of that inventory is represented by elevated demurrage and freight costs, what would -- what's the impact of those on that as you -- on revenues and on margin -- gross margin as you get -- sell through that higher elevated freight and demurrage cost inventory?

Jeremy R. Hoff

Budd, we believe that's around 10% that would be additional freight that we don't believe will stay in our system as soon as we sell through it and start replenishing with the lower freight levels.

Budd Bugatch

So that says to me that you're at $80 million, $81 million if you had a normalized those costs in that inventory, that product, is that the way to think of that?

Jeremy R. Hoff

I would say that's pretty reasonable, yes.

Budd Bugatch

Okay. And ACH -- or if you look at HMI on a restructured basis, I know you said you expect to show consolidated profitability later in the year as that third or fourth quarter, that's kind of my question -- or second quarter and if you look at the pieces of it, are they profitable, which ones are at acceptable profitability levels?

Jeremy R. Hoff

Well, consolidated we expect to be profitable for the full year. So just to clarify. But if you're talking segment, HMI becoming profitable, we believe third quarter we should start to see those types of gains and create -- and really create a positive momentum going into the fourth and into the next fiscal year.

Paul A. Huckfeldt

But we still got to reduce overhead in the -- we got to eliminate the inventory and reduce overhead in the first and second quarters, mostly warehouse inventory.

Jeremy R. Hoff

Correct. Right. Which is going to end up being roughly the $12 million Paul referenced in the script.

Budd Bugatch

That's where I was going next, what are the additional costs to get out of the pieces of the warehousing and other administrative areas that you need to do and you say that's a $12 million additional hit?

Jeremy R. Hoff

No, no, no. What we were saying is we've saved -- we will have saved $12 million in our overall overhead at HMI if you go from the beginning of last fiscal to the end of this fiscal, so it's actually a savings. And we don't anticipate significant cost because we actually just went through this with the write-down. So we believe we're past a lot of the significant cost to get to the reduction we're trying to accomplish.

Paul A. Huckfeldt

Right. And personnel reductions are over.

Jeremy R. Hoff

Personnel reductions are over, and this is really about overhead from leases and things that we can get out of and move towards a smaller overhead base.

Budd Bugatch

So you have moved those -- essentially those restructuring costs already into the P&L, you won't have. So if you have to take that down, you don't need to reflect that in terms of any additional costs in the first and second quarter?

Paul A. Huckfeldt

Additional costs -- I'm sorry, like we wouldn't have additional costs, but like we are -- we do have -- we still have the full warehouse footprint. So we have -- the rent will be lower at the end of the year than it is now.

Jeremy R. Hoff

But it's not going to cost us more to do that. It's just we're going to keep, obviously, paying the space we have until we reduce the space. So there will be -- it will be a transition.

Budd Bugatch

And that's what I'm trying to understand is how much of those elevated costs that you won't have, which you will be able to save?

Jeremy R. Hoff

We believe from this point to the end of the year, it's around $6 million.

Budd Bugatch

Right, that's helpful. I guess last question for me on this is in the inventory write-down, was there any incremental, decremental tax affect, it looked like the tax period-to-period didn't change all that much, but I'm just trying to understand if you tried to look at the write-down costs, was there any additional -- was there any special tax impact that you could or could not take?

Paul A. Huckfeldt

No. No. We didn't -- it didn't affect any tax carryforwards. It affected the -- if you saw the K, it affected the rate a little bit, but that was more about the other permanent differences that affected the tax rate.

Budd Bugatch

[Multiple Speakers] for the other, yes, that's where that was?

Paul A. Huckfeldt

Yes, that's -- I mean that's just the fact that we recorded a book loss. It changed the impact of some of the other permanent differences on our tax rate. But otherwise, no, we expect to be able to fully utilize all of our tax deductions and there's nothing unusual about the write-down. It just -- it creates an odd-looking tax rate in the year that it happens. But otherwise, we expect to fully utilize them.

Budd Bugatch

So if we were going to look at it as an adjusted number on an EPS basis, I know you don't report it that way, we would simply normal tax effect that write-down?

Paul A. Huckfeldt

That's correct.

Budd Bugatch

Okay. And last for me on pricing and I know we've had the unfortunate situation of watching supply chain issues in Vietnam and COVID and extra inflation. We look like we may get into some deflation areas. Are we priced properly and if we get in a deflation areas at times, are we going to start giving back pricing to large customers?

Jeremy R. Hoff

Well, Anthony had a question kind of similar. There's really three parts to that. With the HMI, because they're more of a direct container to the customer business, their pricing really adjusts as the freight goes because that was most of the cost increase on that side of the business. So that will naturally adjust for those customers for about 80% to 90% of our business.

If you get into Hooker Branded, we have a warehouse full of inflated cost as we talked about it -- when we said the 10%-ish on $90 million, I believe you said. That's going to take us a little bit to filter through and put new lower cost into our warehouse, and we will keep -- probably quarterly, we will be reevaluating our value equation and making sure that our margin stays and stabilizes and is where we need it to be, but also the balance of us being a value in the marketplace is always important to us as well. And then on Domestic Upholstery, the rising material costs at least have stabilized somewhat. So we don't really anticipate much change in our pricing at the Domestic Upholstery part of our business. Does that help Budd?

Budd Bugatch

I think it does. Yes. The word normal would be a very nice word to have for a while.

Jeremy R. Hoff

I can go with that. I like it, too.

Budd Bugatch

Whoever thought.

Jeremy R. Hoff

Yeah right, things were boring before.

Budd Bugatch

Thank you very much. Congratulations on the new showroom and best wishes for this next fiscal year.

Jeremy R. Hoff

Hey, we appreciate it. Thank you Budd.

Operator

[Operator Instructions]. Our next question comes from the line of Barry Haimes with Sage Asset. Your line is now open.

Barry Haimes

Good morning. Thanks for taking my questions. One, could you just give us the actual order number for the quarter and then what it was a year ago on a like-for-like basis, so excluding the discontinued operations? And then what the backlog number was at the end of the year? Thanks.

Paul A. Huckfeldt

Let us take a second. Backlog at the end of the year was $95 million. Incoming orders for the fiscal 2023 fourth quarter were $88 million -- $89 million compared to $106 million in the fiscal 2022 fourth quarter.

Barry Haimes

Okay, great. And then my other question was just following up on your comment that some of the customers are over inventoried. As you engage with them and you had -- you have the handicap about, how many more quarters before they get rightsized, any feel for at what point in the year do you think you'll -- your customers will have their inventories rightsized? Thank you.

Jeremy R. Hoff

It's getting better, we are told that. Of course, we don't have the visibility to see the actual inventories unless they're a public company of many of our customers. But it is -- the situation is getting better. And I kind of -- I want to emphasize that a lot of the inventory issues that many of our customers have are item -- are things that they purchased during the pandemic when it was very difficult to get a hold of really any inventory. And I think some of the mentality was, well, things are so good and everything is selling, they bought a lot of things that they thought would sell in that environment didn't necessarily perform at the level they needed it to. And that's kind of put us, I think, in some of the position we are as an industry. So I hope that helps clarify.

Barry Haimes

Yes, great. Thank you.

Operator

Thank you. And at this time, I'd like to hand the conference back over to Mr. Jeremy Hoff for closing remarks.

Jeremy R. Hoff

I would like to thank everyone on the call for their interest in Hooker Furnishings. We look forward to sharing our fiscal 2024 first quarter results in June. Take care.

Operator

This concludes today's conference call. Thank you for your participation. You may now disconnect. Everyone, have a wonderful day.

For more information, contact:

Paul A. Huckfeldt, Senior Vice President-Finance and CFO

Hooker Furnishings Corporation, 276.666.3949